EXHIBIT 12

                  INDIANA BELL TELEPHONE COMPANY, INCORPORATED
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

                              (Dollars in Millions)

                                                   Nine Months Ended
                                                     September 30
                                                   ---------------
                                                  1998         1997
                                                  ----         ----
1.  EARNINGS

     a) Income before interest expense,
         income taxes and undistributed
         equity earnings.....................  $  349.9     $   335.2

     b) Portion of rental expense
         representative of the
         interest factor (1).................       3.1           1.7
                                               --------      --------
     Total 1(a) and 1(b).....................  $  353.0     $   336.9
                                               --------      --------
2.  FIXED CHARGES

     a) Total interest expense including
         capital lease obligations...........  $   12.9     $    13.0

     b) Capitalized interest.................       0.6           0.6

     c) Portion of rental expense
         representative of the
         interest factor (1).................       3.1           1.7
                                               --------      --------
     Total 2(a) through 2(c).................  $   16.6     $    15.3
                                               --------      --------
3.  RATIO OF EARNINGS TO FIXED CHARGES.......     21.27         22.02
                                                  =====         =====


(1) We consider one third of total rental expense to represent return on capital.